EXHIBIT 99.1

FORCE PROTECTION, INC. ANNOUNCES REVIEW OF FINANCIAL STATEMENTS; RESTATEMENT OF PREVIOUSLY FILED FINANCIAL STATEMENTS WILL BE MADE

Ladson, South Carolina — March 6, 2007 — Force Protection, Inc. (the “Company”) (FRPT) announced today that management of the Company has completed a review of its prior financial filings. In that review, the Company has identified items which require restatement.  The Company will restate the financial statements for the fiscal year ended December 31, 2005. The Company did not give a timetable as to when the restatement would be completed.

The Company believes the areas requiring restatement relate to its accounting for preferred stock and warrants issued to investors.  The Company has reviewed applicable Financial Accounting Standards Board Statements and Emerging Issue Task Force Statements (EITFs) including EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stocks.  As a result, the Company believes that the accounting method it applied to the warrants of its Series D Preferred Stock equity issuance did not include a complete analysis of the mandatory redeemable feature as required.

The Company believes that it will need to restate its financial results for the year ended December 31, 2005 to reflect a realized gain on derivative instruments in the range of $2 to $4 million due to changes in the “fair value” of the warrants, however, this adjustment is still an estimate and it may be higher or lower once the Company completes the final accounting and independent audit of its conclusions.  The Company believes that the restatement will not materially impact its 2006 financial results. The Company’s management and audit committee have discussed the subject matter giving rise to this conclusion with Jaspers + Hall, PC, its independent accounting firm for the fiscal year end December 31, 2005.

This press release may contain forward-looking statements that involve risks and uncertainties. The Company generally  uses words  such  as  “believe,”  “may,” “could,” “will,”  “intend,”  “expect,”  “anticipate,”  “plan,” and similar expressions to identify  forward-looking  statements.  You should not place undue reliance on these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described in the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission.  Although management believes the expectations  reflected  in  the  forward-looking  statements are reasonable, they relate  only to events as of the date on which the statements are  made,  and  the Company’s future  results,  levels of activity, performance or achievements may not meet these expectations.  The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in expectations, except as required by law.